Exhibit (h)(4)(m)
EXHIBIT A
     THIS EXHIBIT A, amended and restated as of December 30, 2010, is Exhibit A to that certain Sub-Administration and Accounting Services Agreement dated as of August 1, 2001 by and among BNY Mellon Investment Servicing (US) Inc. (formerly PNC Global Investment Servicing (U.S.) Inc.), Pacific Life Insurance Company and Pacific Life Funds.
PORTFOLIOS
PL Portfolio Optimization Conservative Fund
PL Portfolio Optimization Moderate-Conservative Fund
PL Portfolio Optimization Moderate Fund
PL Portfolio Optimization Moderate-Aggressive Fund
PL Portfolio Optimization Aggressive Fund
PL Money Market Fund
PL International Value Fund
PL Short Duration Bond Fund
PL Growth LT Fund
PL Mid-Cap Equity Fund
(f/k/a PL Mid-Cap Value Fund)

PL Large-Cap Growth Fund
PL International Large-Cap Fund
PL Small-Cap Value Fund
PL Main Street Core Fund
PL Emerging Markets Fund
PL Managed Bond Fund
PL Inflation Managed Fund

PL Large-Cap Value Fund
PL Comstock Fund
PL Mid-Cap Growth Fund
PL Small-Cap Growth Fund
PL Real Estate Fund
PL Floating Rate Loan Fund
PL Income Fund
     IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to be executed as of the day and year first above written.
BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nasblatt

Name:	Jay F. Nasblatt

Title:	Managing Director

Agreed and Accepted:

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee

Title:	Vice President	Title:	VP & Assistant Secretary

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Howard T. Hirakawa	By:	/s/ Lori K. Lasinski

Name:	Howard T. Hirakawa	Name:	Lori Lasinski

Title:	Vice President	Title:	Assistant Secretary